Exhibit 4.2

FIRST AMENDMENT TO THE AMENDED AND RESTATED TRUST AGREEMENT
OF FIRST PREFERRED CAPITAL TRUST IV

This First Amendment (the “Amendment”), dated January 26, 2011, to the Amended and Restated Trust Agreement (the “Trust Agreement”) dated April 1, 2003, of First Preferred Capital Trust IV (the “Trust”), is entered into by and among First Banks, Inc., a Missouri corporation (the “Company” or the “Depositor”); The Bank of New York Mellon Trust Company, N.A., a national banking association, as Property Trustee (the “Property Trustee”); Wilmington Trust Company, a Delaware banking corporation, as Delaware Trustee (the “Delaware Trustee”); and Allen H. Blake, an individual, Terrance M. McCarthy, an individual, and Lisa K. Vansickle, an individual (collectively, the “Administrative Trustees,” and together with the Property Trustee and the Delaware Trustee, the “Trustees”).

WITNESSETH:

WHEREAS, the Depositor and the Trustees are also parties to the Trust Agreement, and the Property Trustee also serves as Trustee under an Indenture dated April 1, 2003 relating to the Company’s 8.15% subordinated notes due 2033 (the “Indenture”);

WHEREAS, the Depositor has obtained the consent of the Holders of not less than a majority in liquidation preference of the Trust Preferred Securities to the execution and delivery by the Company and the Trustee of the First Supplemental Indenture (the “First Supplemental Indenture”) dated as of January 26, 2011 to the Indenture and has delivered to the Trustee evidence satisfactory to the Trustee that such consents have been given and, as of the date of the execution and delivery thereof, had not been withdrawn or revoked, together with such other documents as are required under the Indenture;

WHEREAS, the sole source of distributions by the Trust to holders of its Preferred Securities is payments made by the Company to the Trustee under the Indenture;

WHEREAS, the Depositor desires to amend the Trust Agreement in order to conform to the existing provisions of the Indenture, as supplemented and amended by the First Supplemental Indenture;

           WHEREAS, the Depositor has requested that the Trustees join with it in the execution and delivery of this Amendment, has obtained the consent of the Holders of not less than a majority in liquidation preference of the Trust Preferred Securities to this Amendment, has delivered to the Trustees evidence satisfactory to the Trustees that such consents have been given and as of the date hereof have not been withdrawn or revoked, has delivered to the Trustees an Officers’ Certificate and an Opinion of Counsel pursuant to Section 1002(g) of the Trust Agreement, and has delivered to the Trustees an Opinion of Counsel pursuant to Section 1002(b) of the Trust Agreement;

WHEREAS, all covenants and conditions precedent, if any, provided for in the Trust Agreement relating to the execution of this Amendment have been complied with as of the date hereof with respect to such authorization; and

WHEREAS, all things necessary to make this Amendment a valid agreement of the parties in accordance with its terms have been performed, and the execution and delivery of this Amendment has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1.
AMENDED SECTION

Section 1.1.  Article VIII of the Trust Agreement is hereby amended to add the following new Section 8.20:

Section 8.20       The Company shall have the right to direct the Property Trustee to present Debentures to the Trustee for cancellation at any time and from time to time in a principal amount equal to the Liquidation Amount of any Preferred Securities beneficially owned by the Company, plus an additional principal amount of Debentures equal to the Liquidation Amount of that number of Common Securities that bears the same proportion to the total number of Common Securities then outstanding as the number of Preferred Securities to be cancelled bears to the total number of Preferred Securities then outstanding.  Such Debentures shall be cancelled pursuant to this Section 8.20 only in exchange for and upon surrender by the Company to the Property Trustee of the Preferred Securities and a proportionate amount of Common Securities, whereupon the Property Trustee shall cancel the Preferred Securities and Common Securities so surrendered and a Like Amount of Debentures shall be cancelled by the Debenture Trustee and shall no longer be deemed outstanding.

ARTICLE 2.
MISCELLANEOUS

Section 2.1.  Ratification.  The Trust Agreement, as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Trust Agreement in the manner and to the extent herein and therein provided.

Section 2.2.  Severability.  In case any one or more of the provisions contained in the Trust Agreement or this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Trust Agreement or this Amendment, but the Trust Agreement and this Amendment shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.3.  Concerning the Trustees.  The Trustees shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Amendment or for or in respect of the recitals contained herein, or with respect to any document used in connection with the solicitation of consents from the holders of Preferred Securities or the consents for such holders, all of which recitals are made solely by the Depositor.  All of the provisions contained in the Trust Agreement in respect of the rights, privileges, immunities, powers, and duties of the Trustees shall be applicable in respect of the Amendment as fully and with like force and effect as though fully set forth in full herein.

Section 2.4.  Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles thereof.

Section 2.5.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the holders of any Common Securities or Preferred Securities then outstanding.

Section 2.6.  Headings. The headings used in this Amendment are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Amendment.

Section 2.7.  Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

Section 2.8.  Definitions. Capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to such terms as in the Trust Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

FIRST BANKS, INC.
as Depositor

By:	/s/ Terrance M. McCarthy

Name:	Terrance M. McCarthy

Title:	President and Chief Executive
Officer

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A.
as Property Trustee

By:	/s/ M. Callahan

Name:	M. Callahan

Title:	Vice President

WILMINGTON TRUST COMPANY
as Delaware Trustee

By:	/s/ Michael H. Wass

Name:	Michael H. Wass

Title:	Senior Financial Services
Officer

/s/ Allen H. Blake
Allen H. Blake
as Administrative Trustee

/s/ Terrance M. McCarthy
Terrance M. McCarthy
as Administrative Trustee

/s/ Lisa K. Vansickle
Lisa K. Vansickle
as Administrative Trustee